To the Stockholders of
L.A.M. Pharmaceutical Corp.
Toronto, Ontario, Canada


We consent to the use of our review report on the unaudited interim financial information of L.A.M. Pharmaceutical Corp. for the nine months ended September 30, 2002 and 2001 dated November 12, 2002 in this Registration Statement of L.A.M. Pharmaceutical Corp. on Form SB-2.

We are aware that the aforementioned report on the unaudited interim financial information, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Rotenberg & Company, LLP
-----------------------------
Rotenberg & Company, LLP
Rochester, New York
December 4, 2002